Exhibit 10.2
Marriott International, Inc. Executive
Officer Incentive Plan and Executive Officer Individual Performance Plan

Marriott International, Inc. Annual Cash Incentives

To help motivate the attainment of annual objectives, the Company maintains the Marriott International, Inc. Executive Officer Incentive Plan and the Marriott International, Inc. Executive Officer Individual Performance Plan for the Chief Executive Officer and each of the other named executives. Under each plan, specific objectives are established annually for a minimum level, target level, and a maximum level of performance, and for each such objective, actual performance is measured against these levels in order to determine the actual payment.

The Executive Officer Incentive Plan is operated pursuant to the shareholder-approved Marriott International, Inc. 2002 Comprehensive Stock and Cash Incentive Plan, and is focused on rewarding participants upon the Company’s achievement of pre-established financial objectives. Typically, the compensation committee has measured performance based upon earnings per share. Amounts payable under the Executive Officer Incentive Plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Notwithstanding the achievement of financial or other performance goals, the compensation committee has the authority to reduce but not increase the amount payable under the plan.

The Individual Performance Plan is focused on objectives related to one or more measures of Company or business/operating unit financial performance, individual performance, customer satisfaction, owner and franchisee relations, lodging growth and similar objectives. Each year, the compensation committee selects the performance criteria and weighting of the performance objectives for each eligible executive, based upon recommendations provided by senior management. These criteria and their weighting typically vary among eligible executives.

Under the plans, the aggregate target and maximum payments for the Chief Executive Officer are 90% and 125% of salary, respectively, and other named executives may receive aggregate target and maximum payments of 60-80% and 90-110% of salary. Of these amounts, 50% to 60% are payable under the Executive Officer Incentive Plan. No payment is made if performance fails to meet the minimum level for a particular objective.

1